Exhibit 99.1

January 23, 2024 - 08:30 AM EST

Air Industries Group Receives Two Strategically Important New Contracts from New Customers

Bay Shore, N.Y.--(BUSINESS WIRE)-- Air Industries Group (the Company) (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced that it has received two separate strategically important contracts, both from new customers.

Air Industries has received an initial order for structural engine nacelle components for the new CH-53K Heavy Lift Helicopter. This initial order is for just under $ 1 million, but is the first release against an anticipated 5-year order expected to be in excess of $ 12 million.

Separately, Air Industries has received an order from a major landing gear manufacturer for actuator subassemblies on a developmental aircraft. This initial order is modest at approximately $ 1 million, but this award concludes what has been a multi-year effort to establish a relationship with this large and important customer. When the program enters the production phase, the anticipated order value increases exponentially.

Mr. Lou Melluzzo, CEO of Air Industries, commented: “These awards are very satisfying and result from our increased investment and efforts in business development. Air Industries is focused on increasing its workshare on the Sikorsky CH-53K. This new contract from a new customer furthers that goal.

The second contract is also from a new customer and is significant to Air Industries as it represents an important first step from a large OEM in establishing a relationship that will grow materially. The order is for a developmental aircraft. Producing new, prototype product requires a high level of expertise, and considerable concurrent engineering skill. It is a tribute to Air Industries that this World Class OEM has placed its trust in us. We anticipate additional substantial orders in the coming months.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, a Tier 2 subcontractor to major Tier 1 manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

Investor Relations

Michael Recca

631.328.7079

ir@airindustriesgroup.com